EXHIBIT 10.19

FX TRADING MASTER AGREEMENT

FX TRADING MASTER AGREEMENT (the “Agreement”) dated as of December 9, 2011 between HSBC Bank USA, National Association (“HSBC”) and Infosonics Corporation (the “Counterparty”).

1. Master Agreement.

HSBC and Counterparty have entered and may from time to time enter into spot and/ or forward foreign exchange transactions and/or foreign currency options (collectively, “Transactions”). This Agreement, together with each Transaction and each confirmation evidencing the Transactions, and any supplements, modifications or amendments thereto, shall constitute a single agreement among the parties with respect to the subject matter hereof. All Transactions are entered into in reliance on the fact that this Master Agreement and all Confirmations form a single agreement between the parties (collectively referred to as this “Agreement”), and the parties would not otherwise enter into any Transaction. Except as otherwise expressly provided herein, in the event of any inconsistency between the provisions contained in this Agreement and the provisions contained in any Transaction or confirmation, the terms of such Transaction or confirmation will prevail.

2. Early Termination Date.

(a) If any of the following events (each an “Event of Default”) shall occur and be continuing with respect to Counterparty: (i) Counterparty shall fail to make, when due, any payment or delivery required to be made by it under any Transaction or this Agreement if such failure is not remedied on or before the second Business Day after notice of such failure is given to such party; (ii) any representation or warranty made by Counterparty pursuant to this Agreement shall be incorrect in any material respect as of the time made; (iii) Counterparty shall fail to give adequate assurances of its ability to perform any of its obligations hereunder within two (2) Business Days of a written request to do so when HSBC has reasonable grounds for insecurity; (iv) a default or event of default shall have occurred in respect of any indebtedness for borrowed money of Counterparty or its credit support provider, if any; or (v) Counterparty or its credit support provider (1) is dissolved; (2) becomes insolvent or is unable to pay its debts or fails or admits in writing its inability generally to pay its debts as they become due; (3) makes a general assignment, arrangement or composition with or for the benefit of its creditors; (4) institutes or has instituted against it a proceeding seeking a judgment of insolvency or bankruptcy or any other relief under any bankruptcy or insolvency law or other similar law affecting creditors’ rights, or a petition is presented for its winding-up or liquidation, and, in the case of any such proceeding or petition instituted or presented against it, such proceeding or petition (A) results in a judgment of insolvency or bankruptcy or the entry of an order for relief or the making of an order for its winding-up or liquidation or (B) is not dismissed, discharged, stayed or restrained in each case within 30 days of the institution or presentation thereof; (5) has a resolution passed for its winding-up, official management or liquidation; (6) seeks or becomes subject to the appointment of an administrator, provisional liquidator, conservator, receiver, trustee, custodian or other similar official for it or for all or substantially all its assets; (7) has a secured party take possession of all or substantially all its assets or has a distress, execution, attachment, sequestration or other legal process levied, enforced or sued on or against all or substantially all its assets and such secured party maintains possession, or any such process is not dismissed, discharged, stayed or restrained, in each case within 30 days thereafter; (8) causes or is subject to any event with respect to it which, under the applicable laws of any jurisdiction, has an analogous effect to any of the events specified in clauses (1) to (7) (inclusive); or (9) takes any action in furtherance of, or indicating its consent to, approval of, or acquiescence in, any of the foregoing acts; then, HSBC may, by not more than 20 days’ notice to Defaulting Party, designate an early termination date (the “Early Termination Date”) in respect of all (but not less than all) outstanding Transactions.

(b) If a notice designating an Early Termination Date is given, the Early Termination Date will occur with respect to all Transactions on the date so designated, whether or not the relevant Event of Default is then continuing. Upon the designation of an Early Termination Date, no further payments or deliveries under any Transaction will be required to be made, but without prejudice to the other provisions of this Agreement.

(c) On or as soon as reasonably practicable following the designation of an Early Termination Date, HSBC will (x) determine its loss or gain with respect to each outstanding Transaction (which determination shall be made in good faith and in a commercially reasonable manner, including, without limitation, based on market quotations or on its estimates of the amounts that would be paid for replacement transactions and which shall take into account any amounts which are owed but remain unpaid in respect of outstanding Transactions), (y) convert all such gains and losses into US Dollars and net all such gains and losses and (z) provide to Counterparty a statement showing, in reasonable detail, such calculations and notify the Defaulting Party of the date on which such net amount (the “Settlement Amount”) shall be payable (the “Settlement Date”), which date shall be not earlier than the day such notice is effective. The Settlement Amount calculated pursuant to the previous sentence shall be paid by the party with a net gain to the party with the corresponding net loss subject to, in the case HSBC is the payer, all applicable rights of set-off, including those provided in section 4 of this Agreement.

(d) Upon payment in full by the Counterparty or HSBC, as the case may be, of the Settlement Amount, all obligations of the Counterparty and HSBC in respect of the Transactions and this Agreement shall be satisfied in all respects and no further payments shall be due and owing from HSBC or the Counterparty in respect of the Transactions and this Agreement.

3. Representations and Warranties.

Counterparty represents to HSBC (which representations will be deemed to be repeated by Counterparty on each date on which a Transaction is entered into that: (a) it is duly organized and validly existing under the laws of the jurisdiction of its organization or incorporation and it has full power and authority to execute, deliver and perform this Agreement and each Transaction; (b) the execution, delivery and performance of this Agreement and each Transaction have been duly authorized by all necessary corporate action and do not and will not contravene any requirement of law, its charter or by-laws or any contractual restriction or agreement binding on or affecting such party or its assets; (c) this Agreement and each Transaction hereunder have been duly and properly executed and delivered by it and constitute its legal, valid and binding obligations enforceable in accordance with their respective terms; (d) it is an “eligible contract participant” within the meaning of the U.S. Commodity Exchange Act, as amended; (e) HSBC is not acting as a fiduciary or financial or investment advisor for it; (f) it is not relying upon any advice, counsel or representations of HSBC other than the representations expressly set forth in this Agreement; (g) HSBC has not given to it any assurance, guarantee, or representation as to the expected or projected success, profitability, return, performance, result, effect, consequence, or benefit of this Agreement or any Transaction; (h) it has consulted with its own legal, tax, accounting and other advisors to the extent it has deemed necessary, and it has made its own investment, hedging and trading decisions based upon its own judgment and upon any advice from such advisors as it has deemed necessary and not upon any view expressed by HSBC; and (i) it is entering into this Agreement and such Transaction with a full understanding of all of the terms, conditions and risks hereof and thereof, and it is capable of assuming and willing to assume (financially and otherwise) those risks.

4. Right of Set off.

Notwithstanding anything to the contrary contained in this Agreement, if HSBC would owe amounts to Counterparty under Section 2(c) of this Agreement, HSBC shall be entitled, at its option, to reduce such amount by its set-off against any amount(s) (the “Other Agreement Amount”) payable (whether at such time or in the future or upon the occurrence of a contingency) by Counterparty to HSBC (irrespective of the currency, place of payment or booking office of the obligation) under any other agreement(s) between the parties or instrument(s) or undertaking(s) issued or executed by one party to, or in favor of, the other party (and the Other Agreement Amount will be discharged promptly and in all respects to the extent it is so set-off).

For this purpose, the Other Agreement Amount (or the relevant portion of such amounts) may be converted into U.S. Dollars at the rate of exchange at which HSBC would be able, acting in a reasonable manner and in good faith, to purchase the relevant amount of such currency. If an obligation is unascertained, HSBC may in good faith estimate that obligation and set-off in respect of the estimate, subject to the relevant party accounting to the other when the obligation is ascertained.

5. Escrow.

With respect to any date on which both parties are required to make payment hereunder, either party may at its option and in its sole discretion notify the other party that payments on that date are to be made in escrow. In this case deposit of the payment due earlier on that date shall be made by 2.00 pm (local time at the place for the earlier payment) on that date with an escrow agent selected by the party giving the notice, accompanied by irrevocable payment instructions (i) to release the deposited payment to the intended recipient upon receipt by the escrow agent of the required deposit of the corresponding payment from the other party on the same date accompanied by irrevocable payment instructions to the same effect or (ii) if the required deposit of the corresponding payment is not made on that same date, to return the payment deposited to the party that paid it into escrow. The party who elects to have payments made in escrow shall pay the costs of the escrow arrangements and shall cause those arrangements to provide that the intended recipient of the payment due to be deposited first shall be entitled to interest on that deposited payment for each day in the period of its deposit at the rate offered by the escrow agent for that day for overnight deposits in the relevant currency in the office in which it holds that deposited payment (at 11.00 am local time on that day) if that payment is not released by 5.00 pm local time on the date it is deposited for any reason other than the intended recipient’s failure to make the escrow deposit it is required to make hereunder in a timely fashion.

6. Settlement

(a) General. Each party will pay or deliver any amount payable by it in respect of a Transaction for value on the settlement date specified in the Confirmation in freely transferable funds and in the manner customary for payments in the required currency.

(b) Netting Payments in the Same Currency. Unless otherwise agreed in a Confirmation, payments due under one or more Transactions from one party on any day will be set-off against payments due from the other party in the same currency on the same day so that only the net amount due from one party to the other in a particular currency will be paid on that date.

7. Miscellaneous

(a) Amendments. No amendment, modification or waiver in respect of this Agreement will be effective unless in writing (including a writing evidenced by a facsimile transmission) and executed by each of the parties.

(b) Counterparts and Confirmations. This Agreement (and each amendment, modification and waiver in respect of it) may be executed and delivered in counterparts (including by facsimile transmission), each of which will be deemed an original. The parties intend that they are legally bound by the terms of each Transaction from the moment they agree to those terms (whether orally or otherwise). HSBC will prepare and send to Counterparty a confirmation for each Transaction as soon as practicable.

(c) No Waiver of Rights. A failure or delay in exercising any right, power or privilege in respect of this Agreement will not be presumed to operate as a waiver, and a single or partial exercise of any right, power or privilege will not be presumed to preclude any subsequent or further exercise, of that right, power or privilege or the exercise of any other right, power or privilege.

(d) Expenses. Counterparty will, on demand, indemnify and hold harmless HSBC for and against all reasonable out-of-pocket expenses, including legal fees, incurred by HSBC by reason of the enforcement and protection of its rights under this Agreement or any Transaction or by reason of the early termination of any Transaction, including, but not limited to, costs of collection.

(e) Notices. Unless otherwise specified, all notices and other communications to be given to a party hereunder shall be given to the address, telex (if confirmed by the appropriate answerback), telecopy (confirmed if requested) or telephone number and to the individual or department specified by such party below or such other address, telex, telecopy or telephone number as such party may hereafter specify for the purpose by notice given in accordance with this Section. Unless otherwise specified, any notice, instruction or other communication, shall be effective upon receipt if given in accordance with this Section.

(f) Telephonic Recording. Each party hereby agrees that the other party may electronically record telephone conversations between the parties (including (i) any director, officer, employee, agent or representative thereof, and (ii) any affiliate or branch thereof). The parties further agree that (insofar as may be permitted by law) any such recording may be submitted in evidence to any court or in any formal proceeding for any purpose relating to this Agreement or any Transaction.

(g) Governing Law. (i) This agreement shall be construed in accordance with and governed by the law of the state of New York without reference to choice of law doctrine.

(ii) Counterparty hereby irrevocably agrees that any suit, legal action or proceeding with respect to this Master Agreement or any suit, legal action or proceeding to execute or otherwise enforce any judgment obtained against it or against its property may be brought in the courts of the State of New York or of the United States of America located in New York, New York or in any other jurisdiction where its assets may be located, as HSBC may elect, and by execution and delivery of this Master Agreement Counterparty irrevocably submits to the jurisdiction of such courts for the purpose of any suit, legal action or proceeding, waives any and all objections as to inconvenient forum and the like and consent to service of all writs, process and summonses in any such suit, legal action or proceeding brought in such courts by certified or registered mail, postage prepaid, to its address as listed below. Nothing herein contained shall prevent HSBC from serving process or commencing proceedings in any other manner or jurisdiction permitted by applicable law.

(h) Waiver of Trial by Jury. EACH PARTY HEREBY IRREVOCABLY WAIVES ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY TRANSACTION.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed by their respective authorized officers as of the date first above written.

HSBC BANK USA, NATIONAL ASSOCIATION		INFOSONICS CORPORATION

By:	/s/ Andrew Hiatala	By:	/s/ Vernon A. LoForti
Name:	Andrew Hiatala	Name:	Vernon A. LoForti
Title:	Vice President	Title:	Vice President and Chief Financial Officer

452 Fifth Avenue		Telephone: (858) 373-1675
New York, NY 10018		Facsimile: (858) 373-1503